UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2015

REGAL ONE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Florida                                         814-00710                                   95-4158065

     (State or other jurisdiction                         (Commission File Number)                      (IRS Identification No.)

           of incorporation)

PO Box 25610, Scottsdale, AZ

    85255

(Address of principal executive offices)

                                           (Zip Code)

(310) 312.6888

(Registrant's telephone number, including area code)

__________________________N/A____________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On July 14, 2014, Regal One Corporation (the “Company”) and Princeton Capital Corporation, a wholly-owned subsidiary of the company (“Princeton” and together with the Company, the “Buyer”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Capital Point Partners, LP and Capital Point Partners II, LP (collectively, the “Partnerships”), pursuant to which the Partnerships have agreed to sell certain equity and debt investments of the Partnerships (the “Portfolio”).

The Asset Purchase Agreement also includes customary termination provisions including that, subject to the terms of the Asset Purchase Agreement, either party may terminate the Asset Purchase Agreement if the transaction has not been consummated by October 6, 2014, or if any governmental authority issues any order, injunction or judgment that restrains, enjoins or otherwise prohibits or makes the transaction illegal. Additionally, either party may terminate the Asset Purchase Agreement if the other party has materially violated or breached any representation, warranty, covenant, obligation or agreement which would reasonably be expected to cause any of the conditions to closing to not be satisfied prior to October 6, 2014, subject, in some cases, to the opportunity of the breaching party to cure such breach or violation.

The parties had earlier agreed that the closing would not occur prior to October 6, 2014, and had previously extended the termination provisions to December 31, 2014, and then again to February 27, 2015.  The parties have again agreed that the closing will not occur by the revised deadline, and have therefore reset the customary termination provisions to March 31, 2015, and have allowed the Partnerships the right to unilaterally cancel prior to that date.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed as part of this Report:

Exhibit No.

Description

      2.2

Amendment to Asset Purchase Agreement, dated as of December 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL ONE CORPORATION

Date: February 27, 2015

By:

/s/ C. J. Newman

Name: Charles J. Newman

Title:

Chief Executive Officer